EXHIBIT 99.1

Contacts

Bill Wells - Media

770-242-8723

SpectRx, Inc. Reports Third Quarter 2005 Results

Current Highlights -

  $1.5 million from BiliChek® asset sale provides capital to continue the launch of SimpleChoice® products

  SimpleChoice®twist 90-degree infusion set launch progressing

  685 subjects enrolled in cancer detection pivotal FDA clinical trial

Norcross, GA (November 14, 2005) -- SpectRx, Inc. (OTCBB: SPRX) today announced operating results for the third quarter and nine months ended September 30, 2005.

Revenue for the three months ended September 30, 2005, was $174,000 versus $276,000 for the same period last year. For the nine months ended September 30, 2005, revenue was $812,000 versus $673,000 for the same period last year. The reduction in revenue for the quarter was due to a decline in R&D-related hardware sales and the continued impact of a previously announced unavailability of some SimpleChoice® products. The rise in revenue for the nine months was due primarily to increased sales of SimpleChoice® products.

The net loss attributable to common stockholders for the third quarter of 2005 was $ 1.2 million, or $0.11 per share, compared with a net loss attributable to common stockholders of $1.8 million, or $0.16 per share, in the comparable quarter of 2004.

For the first nine months of this year, the net loss attributable to common stockholders was $4.0 million, or $0.35 per share, compared with a net loss attributable to common stockholders of $11.1 million, or $0.98 per share, for the first nine months of 2004. The $11.1 million loss in 2004 includes a $5.0 deemed dividend related to the financing completed in March 2004.

"The recently announced $1.5 million in asset-based, non-dilutive funding provided by the sale of the remaining BiliChek® earnout, should provide us with the capital necessary to fully launch our SimpleChoice product line and to move forward on the spin out of our cancer detection business," said Mark A. Samuels chairman and CEO of SpectRx, Inc. "We still have significant challenges ahead as we work toward making SimpleChoice a successful business and bringing our non-invasive cancer detection technology to market, however, we believe that we are making substantial progress toward becoming a profitable and growing company."

Diabetes Business Update -

"SimpleChoice sales were slowed in the third quarter due to the impact of a lack of availability of some products, however, sales in the fourth quarter to date have exceeded total third quarter SimpleChoice revenue," said Bill Arthur, president and COO of SpectRx, Inc. "The launch of the SimpleChoice twist insulin pump infusion set is progressing and we are on back order. Additionally, we continue to provide samples of the twist product to potential customers, and bring paying customers online as production allows."

"Our continuous glucose monitoring strategic partner search activities have been increasing in tempo resulting in discussions with a number of potential technology and marketing partners this year. Continuous glucose monitoring capability is becoming more important as the marketplace evolves and our technology has certain potential advantages over competing implantable systems." Mr. Arthur said.

Cancer Detection Business Update -

"We are very pleased with the progress being made in clinical trials and product development of our non-invasive cervical cancer detection business," said Mark Faupel, president and chief operating officer of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer device. "Our pivotal FDA clinical trial enrollment, now at 685 women, continues to increase steadily over each quarter."

SpectRx management will hold a conference call to discuss third quarter 2005 results on November 15, 2005 at 11:00 a.m. eastern. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

About SpectRx

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cancer detection technology through its subsidiary company Guided Therapeutics, Inc, which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

Trademarks are owned by their respective companies.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports.

Financial Tables

SpectRx, Inc.
Condensed Statement of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
In Thousands except per share data	2005	2004	2005	2004
Revenue	$174	$276	$812	$673
Cost of Sales	358	348	1,069	875
Gross Profit (Loss)	(184)	(72)	(257)	(202)

Expenses
Research & Development	476	922	1,484	2,839
Selling, General & Administrative	393	704	1,429	1,980
Expense on sale of BiliChek product line	0	0	275	0
Total Operating Expenses	869	1,626	3,188	4,819

Operating Loss	(1,053)	(1,698)	(3,445)	(5,021)

Interest & Other Income (Expense)	(41)	(11)	(137)	(930)
Net Loss	(1,094)	(1,709)	(3,582)	(5,951)
Preferred Stock Dividends	(146)	(68)	(434)	(209)
Deemed Dividend on Preferred Stock	0	0	0	(4,970)

Net Loss Attributable to Common Stockholders	($1,240)	($1,777)	($4,016)	($11,130)

Basic & Diluted Net Loss per Share	($0.11)	($0.16)	($0.35)	($0.98)

Basic & Diluted Weighted Average Shares Outstanding	11,631	11,390	11,589	11,383

Selected Balance Sheet Data (Unaudited)
	September 30, 2005	December 31, 2004
Cash & Cash Equivalents	$35	$247
Working Capital	(4,593)	(2,436)
Total Assets	1,370	2,805
Accumulated Deficit	(64,824)	(60,808)
Stockholders' Equity (Deficit)	(7,654)	(3,695)
Redeemable Preferred Stock, Long-term Portion	1,770	1,634

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